FOR IMMEDIATE RELEASE
Date: January 28, 2005
CONTACT: Paul Zogas, President (708) 598-9400

MIDLAND CAPITAL HOLDINGS CORPORATION
REPORTS FISCAL 2nd QUARTER EARNINGS
AND DECLARES REGULAR CASH DIVIDEND

     BRIDGEVIEW, ILLINOIS — Midland Capital Holdings Corporation (OTC Bulletin Board: MCPH) (the “Company”) the holding company for Midland Federal Savings and Loan Association (“Midland Federal”) today announced that net income for the quarter ended December 31, 2004 totaled $234,000, or $0.63 per diluted share, compared to net income of $118,000, or $0.32 per diluted share, for the quarter ended December 31, 2003.

     Net income for the six months ended December 31, 2004 totaled $473,000, or $1.27 per diluted share, compared to net income totaling $665,000, or $1.78 per diluted share, for the six months ended December 31, 2003. The decrease in net income in the current six month period was due to the collection of non-accruing loan interest in the amount of $142,000, net of income taxes, as well as a $286,000 gain, net of income taxes, from the satisfaction of foreclosure judgments, both of which were the result of a loan workout agreement that was paid in full during the quarter ended September 30, 2003. Exclusive of these items, net income for the six months ended December 31, 2003 would have been $237,000, or $0.64 per diluted share. The current six month period also included the collection of non-accruing loan interest from another loan workout agreement in the amount of $20,000, net of income taxes, or $.05 per diluted share.

     Midland Capital Holdings Corporation also announced that it will pay a regular cash dividend of $0.20 per share for the quarter ended December 31, 2004. The dividend will be payable February 17, 2005 to shareholders of record as of February 7, 2005.

     Annualized return on average assets and annualized return on average equity during the quarter ended December 31, 2004 were .64% and 7.78%, respectively compared to .30% and 4.11%, respectively, for the comparable prior year quarter. For the six months ended December 31, 2004, annualized return on average assets and annualized return on average equity were .64% and 7.93%, respectively, compared to .84% and 11.76% for the six months ended December 31, 2003.

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     Net interest income increased $202,000 to $1.28 million in the quarter ended December 31, 2004 compared to the prior year quarter. The increase in net interest income was primarily the result of an increase in interest rate spread to 3.53% in the current quarter compared to 2.75% in the prior year quarter. The increase in interest rate spread was due to an increase in the Company’s average yield on interest earning assets as well as a decrease in the average yield paid on interest costing deposits. The average balance of net earning assets also increased to $19.4 million for the quarter ended December 31, 2004 from $16.4 million in the prior year quarter.

     For the six months ended December 31, 2004 net interest income increased $161,000 to $2.52 million. The increase in net interest income in the current six month period was primarily the result of an increase in interest rate spread to 3.41% compared to 3.00% in the prior year period.

     Non-interest income decreased $52,000 to $208,000 in the quarter ended December 31, 2004 from $260,000 in the quarter ended December 31, 2003. The primary factors for the decrease in non-interest income in the current quarter were a $28,000 decrease in loan fees and service charges, a $16,000 decrease in deposit related fees and a $7,000 decrease in commission income. The decrease in loan fees and service charges is attributed to a decrease in loan origination activity compared to the prior year quarter.

     For the six months ended December 31, 2004 non-interest income decreased $620,000 to $431,000 from $1.05 million in the prior year period. The primary factors for the decrease in non-interest income were the elimination of a $433,000 gain from the satisfaction of deficiency judgments which occurred in the prior year period, a $131,000 decrease in loan fees and service charges, a $30,000 decrease in deposit related fees and a $12,000 decrease in commission income. The decrease in loan fees and service charges in the current six month period is attributed to a decrease in loan origination activity compared to the prior year period due to a reduction in loan refinancing activity.

     Non-interest expense decreased $11,000 to $1.14 million in the quarter ended December 31, 2004 compared to the prior year quarter. The decrease in non-interest expense is primarily the result of a $29,000 decrease in office occupancy expense and a $4,000 decrease in advertising expense offset by a $14,000 increase in staffing costs and a $7,000 increase in computer software and support expense. The increase in staffing costs is primarily attributed to a $38,000 increase in costs for employee medical and pension benefits offset by a $23,000 decrease in loan origination commissions, due to a decrease in lending volume. The decrease in office occupancy expense is primarily attributed to a $20,000 decrease in depreciation expense.

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     For the six months ended December 31, 2004 non-interest expense decreased $139,000 to $2.23 million from $2.37 million in the prior year period. The primary factors for the decrease in non-interest expense in the current six month period were a $67,000 decrease in staffing costs, a $63,000 decrease in office occupancy expense, a $13,000 decrease in professional fees and a $5,000 decrease in data processing fees offset by a $9,000 increase in computer software and support expense. The decrease in staffing costs is primarily attributed to an $86,000 decrease in loan origination commissions offset by a $47,000 increase in costs for employee medical and pension benefits. The decrease in office occupancy expense is primarily the result of a $41,000 decrease in depreciation expense.

     Non-performing assets were .17% of total assets at December 31, 2004 and consisted of $240,000 in non-performing loans. The allowance for loan losses decreased by $1,000 to $459,000, or .48% of total loans, at December 31, 2004 as a result of $1,000 in net loan charge offs. The Company made no loan loss provisions during the six months ended December 31, 2004. At December 31, 2004 the Company’s ratio of allowance for loan losses to non-performing loans was 190.78% compared to 829.00% at June 30, 2004.

     At December 31, 2004 the Company’s assets totaled $144.4 million, compared to total assets of $153.6 million at June 30, 2004. Net loans receivable increased $1.3 million to $95.8 million at December 31, 2004. Total deposits decreased $9.6 million to $130.8 million at December 31, 2004 from $140.4 million at June 30, 2004. The decrease in savings deposits is primarily attributed to increased competition for deposit liabilities in a rising interest rate environment.

     Stockholders’ equity in the Company totaled $12.1 million at December 31, 2004 resulting in a book value per common share of $32.46 based upon 372,600 shares outstanding. At December 31, 2004 Midland Federal’s capital ratios exceeded all of its regulatory capital requirements with both tangible and core capital ratios of 7.31% and a risk-based capital ratio of 13.68%. Midland Federal’s deposits are insured up to applicable limits by the Federal Deposit Insurance Corporation. Midland Federal operates four banking offices located in Chicago, Homer Glen and Bridgeview, Illinois.

(Selected Consolidated Financial Information follows)

FINANCIAL HIGHLIGHTS
Unaudited

SELECTED FINANCIAL CONDITION DATA:	December 31, 2004	June 30, 2004

Total assets	$144,357,738	153,560,361
Loans receivable, net	95,794,586	94,542,860
Mortgage-backed securities	2,258,227	2,941,517
Cash and cash equivalents	40,663,075	50,496,629
Investment securities	1,277,813	1,234,375
Deposits	130,806,744	140,436,704
Stockholders’ equity	12,094,908	11,742,314

PER SHARE DATA:
Book value per common share at period end	$32.46	$31.51

SELECTED ASSET QUALITY RATIOS:
Non-performing loans to loans receivable, net	.25%	.06%
Non-performing assets to total assets	.17%	.04%
Allowance for loan losses to non-performing loans	190.78%	829.00%
Allowance for loan losses to total loans	.48%	.49%

SELECTED OPERATIONS DATA:	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2004	2003	2004	2003

Total interest income	$1,617,432	1,537,675	3,198,062	3,302,501
Total interest expense	335,789	457,903	682,937	948,630

Net interest income	1,281,643	1,079,772	2,515,125	2,353,871
Provision for loan losses	0	15,000	0	30,000

Net interest income after provision for loan losses	1,281,643	1,064,772	2,515,125	2,323,871

Non-interest income	207,778	260,331	431,162	1,051,239
Non-interest expense	1,135,457	1,146,738	2,229,195	2,368,143

Income before income taxes	353,964	178,365	717,092	1,006,967
Income tax expense	120,348	60,644	243,811	342,369

Net income	233,616	117,721	473,281	664,598

PER SHARE DATA:
Earnings per basic share	$.63	.32	1.27	1.78
Earnings per diluted share	$.63	.32	1.27	1.78
Dividends declared per common share	$.20	.17	.40	.34

SELECTED OPERATING RATIOS:
Annualized return on average assets	.64%	.30%	.64%	.84%
Annualized return on average equity	7.78%	4.11%	7.93%	11.76%
Annualized operating expenses to average total assets	3.11%	2.91%	3.00%	2.99%
Interest rate spread during the period	3.53%	2.75%	3.41%	3.00%
Net interest margin	3.68%	2.90%	3.56%	3.15%
Average interest-earning assets to average interest-bearing liabilities	116.16%	112.41%	115.56%	112.07%